Exhibit 99.1

Contacts Media Ana Kapor 650.638.6227 kapora1@appliedbiosystems.com	Investors Peter Dworkin 650.554.2479 dworkipg@appliedbiosystems.com

IMMEDIATE RELEASE

APPLERA CORPORATION ANNOUNCES ACCELERATION
OF STOCK OPTION VESTING

NORWALK, CT – January 20, 2005 – Applera Corporation announced today that its Board of Directors, meeting today, accelerated the vesting of unvested stock options previously awarded to employees, officers, and directors in light of new accounting regulations that will take effect in the Corporation’s next fiscal year. The Board took the action with the belief that it is in the best interest of shareholders as it will reduce the Company’s reported compensation expense in future periods.

In order to prevent unintended personal benefits to directors, officers, and other senior management, the Board imposed restrictions on any shares received through the exercise of accelerated options held by those individuals. These restrictions prevent their sale of any stock obtained through exercise of an accelerated option prior to the earlier of the original vesting date or the individual’s termination of employment. Additionally, options based on performance and options held by employees in certain foreign countries are not subject to the acceleration.

As a result of the vesting acceleration, options to purchase approximately 13.6 million shares of Applera Corporation-Applied Biosystems Group Common Stock (NYSE:ABI) and approximately 3.6 million shares of Applera Corporation-Celera Genomics Group Common Stock (NYSE:CRA) became exercisable immediately. Based on today’s closing stock prices, 66% of the total accelerated Applied Biosystems Group Common Stock options and 74% of the total accelerated Celera Genomics Group Common Stock options have economic value. The weighted average exercise price of accelerated options with exercise prices below today’s closing stock prices is $17.78 for the Applied Biosystems options and $10.16 for the Celera Genomics options. Today’s closing price for Applied Biosystems Group Common Stock and Celera Genomics Group Common Stock was $20.30 per share and $12.93 per share, respectively.

Under the recently issued Financial Accounting Standard Board Statement No. 123, “Share-Based Payment (revised 2004)” (FAS 123R), Applera will be required to apply the expense recognition provisions under FAS 123R beginning with the first quarter of its 2006 fiscal year, which begins on July 1, 2005. As a result of the acceleration, Applera is not expected to be required to recognize anticipated stock option expense for its Applied Biosystems Group, net of taxes, of approximately $34.5 million in fiscal 2006, $21 million in fiscal 2007, and $11million in fiscal 2008. For Applera’s Celera Genomics Group, approximately $7.6 million in fiscal 2006, $3.7 million in fiscal 2007, and $1.7 million in fiscal 2008 are not expected to be recognized as a result of the acceleration.

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As a result of this action, compensation expense of approximately $1.7 million and approximately $1.1 million will be recorded in the current quarter for Applied Biosystems Group and Celera Genomics Group, respectively.

About Applera Corporation and Applied Biosystems
Applera Corporation consists of two operating groups. The Applied Biosystems Group serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries, develop new pharmaceuticals, and conduct standardized testing.  Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.7 billion during fiscal 2004. The Celera Genomics Group (NYSE:CRA) is engaged principally in the discovery and development of targeted therapeutics for cancer, autoimmune and inflammatory diseases.  Celera Genomics is leveraging its proteomic, bioinformatic, and genomic capabilities to identify and validate drug targets, and to discover and develop small molecule therapeutics. It is also seeking to advance therapeutic antibody and selected small molecule drug programs in collaboration with global technology and market leaders. Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera Genomics, is focused on discovery, development, and commercialization of diagnostic products. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923.